Exhibit 10.1

DIRECTOR COMPENSATION

On November 29, 2005, the Board of Directors (the “Board”) of Cygne Designs, Inc., a Delaware corporation (the “Company”), approved the following cash compensation for the Company’s non-employee directors, which became effective as of November 29, 2005:

•	payment of a $8,000 annual retainer to each director;

•	payment of a $4,000 annual retainer to the members of each committee of the Board other than the audit committee;

•	payment of a $8,000 annual retainer to the members of the audit committee;

•	payment of a $2,000 annual retainer to the chair of each committee of the Board other than the chair of the audit committee;

•	payment of a $4,000 annual retainer to the chair of the audit committee; and

•	payment of a $1,000 meeting fee payable for each Board meeting and meeting of a committee of the Board attended.

Directors will also be reimbursed for expenses actually incurred in attending Board, shareholder and committee meetings.